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Exhibit 10.17

Description of insurance program for Elected Officers of Motorola, Inc.

Elected officers ("Officers") of Motorola, Inc. ("Motorola" or "Company") are eligible to participate in an insurance program which provides life insurance coverage for Officers throughout their Officer career at Motorola and continues after the Officer's retirement provided the Officer is 55 and has 5 years of service at the time of retirement.

Under the program the Company purchases a policy of life insurance on the Officer's life. Pursuant to an endorsement split-dollar agreement entered into between the Company and the Officer, the Company pays the insurance premiums for the policy during the Officer's career and qualified retirement from Motorola. The amount of coverage is based on a fixed multiple of salary that declines over time. The Company retains all incidents of ownership and privileges in the policy but the Officer has the right to designate the beneficiaries and to elect an income settlement option with respect to a portion of the death proceeds in an amount determined by a fixed formula and the right to assign his or her interest in the policy. The Company shall have all the rights to the cash values and to the balance of the death proceeds not paid to the Officer's beneficiaries. This insurance coverage may be terminated by either the Company or the Officer and shall automatically terminate on the termination of Officer's employment (except in certain circumstances of retirement) or non-payment of the premium by the Company.

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  Exhibit 10.17